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                                                                    Exhibit 10.4

                                                     March 2, 2000

Robert Annunziata
Global Crossing Ltd.
360 North Crescent Drive
Beverly Hills, CA 90210

Dear Robert:

               This letter agreement (this "Agreement") confirms our understanding and agreement with respect to the termination of the Employment Agreement (the "Employment Agreement") entered into by and between you and Global Crossing Ltd. (the "Company") on February 19, 1999, and the termination of your employment with the Company, and sets forth the rights and obligations of you and the Company in respect of the termination of your employment, as follows:

               1. Termination Of Employment. Effective as of March 2, 2000 (the "Termination Date"), your employment with the Company and its affiliates shall be terminated. You also hereby resign, effective as of the Termination Date, from all positions that you hold with the Company and any of its affiliates, except that you (a) shall remain on the Board of Directors as an independent director until such time as the Chairman of the Board of Directors requests your resignation and, unless otherwise requested by the Chairman of the Board of Directors, you shall not resign from the Board of Directors prior to the Company's next scheduled annual meeting (which is currently scheduled for June, 2000) and (b) shall perform consulting services to the Company on a mutually agreeable basis when requested to do so (consistent with your other obligations) for a period that shall continue from month to month until terminated by either party upon thirty days prior written notice.

               2. Severance Payments and Other Benefits. In consideration for your entering into this Agreement, specifically including the General Release and covenants contained herein, the Company will pay you a lump sum cash payment equal to $4.4 million (the "Severance Payment"). The Severance Payment will be paid to you by wire transfer promptly after the date hereof, but in no event later than 5 business days after the date hereof. In addition, until March 3, 2001, the Company shall provide you, at its expense, with your current office (or other comparable office space in the Morristown, New Jersey area) and a secretary and driver, reasonably satisfactory to you.

               3. Effect of Termination of Employment on Your Equity.

                      (a) The Company and you hereby acknowledge and agree that, in accordance with the Non-Qualified Stock Option Agreement, dated as of February 22, 1999, by and between you and the Company (i) you were awarded an option to purchase 2,000,000 ordinary
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shares of the Company ("Shares") at an exercise price of $39.625 per share and, as a result of a 2-for-1 stock split which occurred on March 9, 1999 (the
"Stock Split"), said option was adjusted to an option to acquire 4,000,000 Shares at an exercise price of $19.813 per share, (ii) on June 18, 1999, you exercised your right to purchase 81,576 Shares, (iii) as a result, you now have an option to acquire 3,918,424 Shares, (iv) said option shall, subject to paragraph (d) below, be fully exercisable immediately upon the Termination Date and (v) said option will expire on February 22, 2009, ten years from the date of grant.

                    (b) The Company and you hereby acknowledge and agree that, in accordance with another Non-Qualified Stock Option Agreement, dated as of February 22, 1999, by and between you and the Company (i) you were awarded an option to purchase 250,000 Shares at an exercise price of $49.625 per share and, as a result of the Stock Split, said option was adjusted to an option to acquire 500,000 Shares at an exercise price of $24.813 per share, (ii) no portion of said option has been exercised by you, (iii) said option shall, subject to paragraph (d) below, be fully exercisable immediately upon the Termination Date and (iv) said option will expire on February 22, 2009, ten years from the date of grant.

                    (c) The Company and you hereby acknowledge and agree that, in accordance with another Non-Qualified Stock Option Agreement, dated as of December 3, 1999, by and between you and the Company (i) you were awarded an option to purchase 3,000,000 Shares at an exercise price of $45.00 per share,
(ii) no portion of said option has been exercised by you, (iii) your option to acquire 1,020,000 of said 3,000,000 Shares shall, subject to paragraph (d) below, be fully exercisable immediately upon the Termination Date, (iv) your option to acquire 1,980,000 of said 3,000,000 Shares shall automatically terminate upon the Termination Date and (iv) said option to acquire 1,020,000 Shares will expire on December 3, 2009, ten years from the date of grant. The Non-Qualified Option Agreements referred to in paragraph (a), (b) and (c) of this section are referred to herein as the "Option Agreements."

                    (d) You hereby agree that, prior to December 31, 2000, you will not exercise any of the options referred to above with respect to more than
1.5 million Shares in the aggregate except in connection with an offering made to all shareholders of the Company.

               4. Full Satisfaction. You hereby acknowledge and agree that, except as provided for herein or as required by law, you will not be entitled to any other compensation or benefits from the Company or its affiliates, including, without limitation, any other severance or termination benefits under the Employment Agreement or otherwise, and you hereby agree that you will have no further interest, rights or benefits arising out of or in connection with the Employment Agreement (except as otherwise specifically provided for herein).

               5. Confidentiality of this Agreement and Nondisparagement; Confidentiality and Covenant Not to Solicit; Return of Property to the Company.

                    (a) You will keep secret and retain in strictest confidence and will not release or divulge either orally or in writing to any person, firm or entity except as may be required by law or regulation or by order of any court, and will not use for the benefit of yourself
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or others, each and every term of this Agreement (or any information with respect thereto) or any confidential or proprietary information concerning the Company, its subsidiaries, affiliates, employees, officers or directors. In addition, you will not issue or make any public or private comment, statement or remark which would reasonably be construed or intended to disparage, criticize or denigrate the Company, its subsidiaries, affiliates or any of their employees, officers or directors. The Company shall not issue any press release or make any public statement that would reasonably be construed or intended to disparage, criticize or denigrate you. Except with respect to the press release substantially in the form attached hereto, no press release will be issued by either party about the other party without the consent of such other party (which consent will not be unreasonably withheld).

                    (b) You hereby acknowledge and agree that you are bound by the confidentiality covenants and the covenant not to solicit (as set forth in Sections 9(b) and 16, respectively, of the Employment Agreement) for two years following the Termination Date.

                    (c) You also hereby acknowledge and agree that you are bound by the covenant to return all Company property, in accordance with Section 9 of the Employment Agreement.

               6. General Release.

                    (a) For and in consideration of the Severance Payment and the other benefits and consideration provided hereby, you hereby agree on behalf of yourself, your agents, assignees, attorneys, successors, assigns, heirs and executors, to, and you do hereby, fully and completely forever release the Company and its affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the "Releasees"), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which you or your heirs, executors, administrators, successors and assigns ever had, now have or may have against the Releasees or any of them, in law, admiralty or equity, whether known or unknown to you, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Agreement is signed by you, including, without limitation, in connection with or in relationship to your employment or other service relationship with the Company or its affiliates, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with the Company or its respective affiliates; provided
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that such released claims shall not include any claims to enforce your rights under, or with respect to, this Agreement or any of the Option Agreements (such released claims are collectively referred to herein as the "Released Claims").

                    (b) Notwithstanding the generality of clause (a) above, the Released Claims include, without limitation, (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil
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Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income
Security Act of 1974, the Americans with Disabilities Act, the Family and
Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise, and (ii) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney's fees, costs, expenses and all claims for any other type of damage or relief.

                    (c) THIS MEANS THAT, BY SIGNING THIS AGREEMENT, YOU WILL HAVE WAIVED ANY RIGHT YOU MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM AGAINST THE RELEASEES BASED ON ANY ACTS OR OMISSIONS OF THE RELEASEES UP TO THE DATE OF THE SIGNING OF THIS AGREEMENT.

                    (d) You represent that you have read carefully and fully understand the terms of this Agreement, and that you have been advised to consult with an attorney and have had the opportunity to consult with an attorney prior to signing this Agreement. You acknowledge that you are executing this Agreement voluntarily and knowingly and that you have not relied on any representations, promises or agreements of any kind made to you in connection with your decision to accept the terms of this Agreement, other than those set forth in this Agreement. To the extent you have executed this Agreement within less than twenty-one (21) days after its delivery to you, you hereby acknowledge that your decision to execute this Agreement prior to the expiration of such twenty-one (21) day period was entirely voluntary.

                    (e) For and in consideration of you entering into this Agreement, the Company hereby agrees on behalf of itself, its agents, assignees, attorneys, successors and assigns, to, and the Company does hereby, fully and completely forever release you, from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which the Company, successors and assigns ever had, now have or may have against you, in law, admiralty or equity, whether known or unknown to the Company, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Agreement is signed by the Company, including, without limitation, in connection with or in relationship to your employment or other service relationship with the Company or its affiliates, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with the Company or its respective affiliates; provided, however, that such released claims shall not include any claims to enforce our rights under, or with respect to, this Agreement or any of the Option Agreements.
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               7. Governing Law; Arbitration. This Agreement will be governed, construed and interpreted under the laws of the State of California. Any dispute arising out of this Agreement shall be determined by arbitration in Los Angeles, California, under the rules of the American Arbitration Association then in effect and judgment upon any award pursuant to such arbitration may be enforced in any court having jurisdiction thereof, provided each of the parties to this Agreement will appoint one person as an arbitrator to hear and determine the dispute, and if they are unable to agree, than the two arbitrators so chosen will select a third impartial arbitrator whose decision will be final and conclusive upon the parties to this Agreement.

               8. Entire Agreement/Counterparts. This constitutes the entire agreement between the parties with respect to the subject matter contained herein, except to the extent that this Agreement refers to the Employment Agreement. It may not be modified or changed except by written instrument executed by all parties. This Agreement may be executed in counterparts, each of which shall constitute an original and which together shall constitute a single instrument.

               If this letter correctly sets forth your understanding of our agreement with respect to the foregoing matters, please so indicate by signing below on the line provided for your signature.

                                          Very truly yours,

                                          GLOBAL CROSSINGS LTD.

                                          By: /S/ Lodwrick Cook
                                             ---------------------------------
                                             Name: Lodwrick Cook
                                             Title: Co-Chairman

Reviewed, approved and agreed:

/s/ Robert Annunziata
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Robert Annunziata